Exhibit 10.1

EXECUTIVE SEVERANCE PLAN

OF FIRST HAWAIIAN, INC.

(as amended and restated as of October 20, 2021)

1.	Establishment, Restatement and Purpose.

1.1          Establishment and Restatement of Plan. First Hawaiian, Inc. (the “Company” or “First Hawaiian”), hereby amends and restates this retention compensation plan known as the Executive Severance Plan of First Hawaiian, Inc. (formerly known as the Executive Change-in-Control Retention Plan of First Hawaiian Bank) (the “Plan”) effective as of October 20, 2021.

1.2          Purpose of Plan. The purpose of the Plan is to advance the interests of the Company and its shareholders by ensuring that the Company will have the continued employment, dedication, and focused attention of its executive officers notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company. The Plan is intended to provide the Company’s executives with a level of economic security in the event of a Change in Control that protects the compensation and benefit expectations of the executives and is competitive with other organizations. The Plan also is intended to provide a level of security to executives who are terminated without Cause, or who resign with Good Reason, notwithstanding that such termination or resignation has occurred outside the applicable Change in Control period.

2.	Definitions.

Whenever used in the Plan, the following terms shall have the meanings set forth below unless a different meaning is clearly required by the context.

2.1          “Annual Incentive Plan” means the First Hawaiian, Inc. Bonus Plan or any successor plan or any alternative plan or arrangement providing for an annual incentive bonus and designated by the Committee.

2.2          “Base Salary” means the Participant’s annual gross base salary from the Company or a Subsidiary for the applicable Fiscal Year before any deductions, exclusions, deferrals, or contributions on a tax-qualified or non-tax-qualified basis under any plan or program of the Company or a Subsidiary, and excluding bonuses and incentive compensation. If a Participant is employed for less than a complete Fiscal Year, Base Salary for the Fiscal Year shall be the annualized gross base salary (subject to the adjustments described in the preceding sentence) based on the Participant’s highest base salary rate during such Fiscal Year. Base Salary shall be determined under this Section 2.2 in accordance with the personnel records and established practices and procedures of the Company.

2.3          “Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4          “Board” means the Board of Directors of the Company.

2.5          “Cause” means the occurrence of any one or more of the following:

(a)           The Participant’s willful failure to perform his or her duties for the Company (other than any such failure resulting from the Participant’s Disability), after written demand for substantial performance has been delivered to the Participant by the Committee that specifically identifies how the Participant has not substantially performed his or her duties, and the Participant fails to remedy the situation within fifteen (15) business days of such written demand from the Committee;

(b)           Gross negligence in the performance of the Participant’s duties;

(c)           The Participant’s conviction of, or plea of nolo contendere, to any felony whatsoever or any other crime involving the personal enrichment of the Participant at the expense of the Company;

(d)           The Participant’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(e)           A material violation of any federal or state banking law or regulation;

(f)           A material violation of any provision of the Company’s code of business conduct and ethics (including any successor thereto) or any other Company-established code of conduct to which the Participant is subject; or

(g)           Willful violation of any of the covenants contained in Section 9, as applicable.

2.6          “CEO” means the Chief Executive Officer of the Company.

2.7          “Change in Control” means the occurrence of any of the following events:

(a)           during any period of not more than 36 months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of First Hawaiian in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of First Hawaiian as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(b)           any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of First Hawaiian representing 50% or more of the combined voting power of First Hawaiian’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of Company Voting Securities: (A) by the Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) of this definition);

(c)           the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving First Hawaiian that requires the approval of First Hawaiian’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (C) at least 50% of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this paragraph (c) will be deemed to be a “Non-Qualifying Transaction”); or

(d)           the consummation of a sale of all or substantially all of First Hawaiian’s assets (other than to an affiliate of First Hawaiian); or

(e)           First Hawaiian’s stockholders approve a plan of complete liquidation or dissolution of First Hawaiian.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control will then occur.

2.8          “CIC Qualifying Termination” means within twenty-four (24) months following a Change in Control, (a) the Participant’s employment is involuntarily terminated by the Company and its Subsidiaries without Cause, or (b) the Participant terminates employment from the Company and its Subsidiaries for Good Reason. The twenty-four month period will be extended by one (1) additional month if the thirty-day cure period in Section 2.19 is triggered in the twenty-third or twenty-fourth month following a Change in Control. It is intended that any Qualifying Termination shall be an “involuntary Separation from Service,” as defined in Treasury Regulation section 1.409A-1(n).

2.9           “Code” means the Internal Revenue Code, as amended from time to time, or any successor thereto.

2.10        “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to be responsible for the administration of the Plan.

2.11        “Company” means First Hawaiian, Inc., or any successor to First Hawaiian, Inc., its assets or its businesses that becomes bound by this Plan pursuant to Section 13.

2.12        “Confidential Information” means any information with respect to the conduct or details of the business of the Company and its Subsidiaries, including, without limitation, information relating to its commercial and retail banking services, mortgage banking services, commercial and consumer loans, merchant credit card services, investments and capital market transactions and strategies, methods of operation, customer and borrower lists, customer account information, deposits, outstanding loans, products (existing and proposed), prices, fees, costs, plans, technology, inventions, trade secrets, know-how, software, marketing methods, policies, personnel, suppliers, competitors, markets, or other specialized information or proprietary matters of the Company and its Subsidiaries.

2.13        “Date of Termination” means the date of a CIC Qualifying Termination or an Involuntary Termination.

2.14        “Disability” or “Disabled” means the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. In addition to the foregoing, a Participant shall be deemed Disabled as of the date the Social Security Administration determines the Participant to be totally disabled.

2.15        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor act thereto.

2.16        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17        “Excise Tax” means an excise tax imposed by Code section 4999 (or any successor provision thereto) together with any similar tax imposed by state or local law, including any interest or penalties.

2.18        “Fiscal Year” means the calendar year.

2.19        “Good Reason” means that either the Company is in breach or default with respect to any material obligation under this Plan (including the obligation to require a successor to assume the Plan pursuant to Section 13) or the Participant, without prior written consent:

(a)           has incurred a material reduction in base salary, authority, duties or responsibilities; or

(b)           has been provided notice that his principal place of work will be relocated to a different Hawaiian Island or to a place more than 50 miles from the Participant’s base of employment.

Provided in each case, that no event or circumstance described in this Section 2.19 shall constitute Good Reason unless (i) the Participant provides the Company notice thereof within ninety (90) days after the occurrence or existence of such event or circumstance, (ii) the Company fails to cure such event or circumstance within thirty (30) days after delivery of such notice and (iii) the Participant’s employment with the Company terminates within thirty (30) days after the expiration of such cure period.

2.20        “Involuntary Termination” means, outside of the twenty-four (24) months following a Change in Control, (a) the Participant’s employment is involuntarily terminated by the Company and its Subsidiaries without Cause, or (b) the Participant terminates employment from the Company and its Subsidiaries for Good Reason. It is intended that any Involuntary Termination shall be an “involuntary Separation from Service,” as defined in Treasury Regulation section 1.409A-1(n).

2.21        “Participant” means an officer of the Company or a Subsidiary who both (a) is serving on the Senior Management Committee or holds a more senior title and (b) has been approved as a Participant by the Committee in accordance with Section 3.

2.22        “Plan” means this Executive Severance Plan of First Hawaiian, Inc. (formerly known as the Executive Change-in-Control Retention Plan of First Hawaiian Bank) as set forth herein and amended from time to time.

2.23        “Separation from Service” or “Separates from Service” has the meaning ascribed to such term in Treasury Regulation section 1.409A-l(h) and generally means termination of employment from the Company and its Subsidiaries.

2.24        “Specified Employee” means an individual who, as of the date of his or her Separation from Service, meets the requirements to be a “key employee” as defined in Code section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and without regard to section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. For purposes of this determination, the Specified Employee Identification Date is each December 31 and the Specified Employee Effective Date is the April 1 following such Identification Date. If the individual is a key employee as of a Specified Employee Identification Date, the individual is treated as a “key employee” for purposes of this section for the entire 12-month period beginning on the Specified Employee Effective Date. The terms “Identification Date” and “Effective Date” for purposes of this paragraph have the meanings specified in Treasury Regulation 1.409A-1(i)(3) and (4).

2.25        “Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity (other than the Company) in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain owns directly or indirectly at least 50% of the total combined voting power of another corporation or other entity in such chain.

3.	Participation.

3.1          Participation Agreement. An executive officer of the Company or a Subsidiary shall become eligible to participate in the Plan upon the Committee’s designation of the officer as a Participant in writing. The Participant’s “Effective Date of Participation” shall be the date of the CEO or Committee’s designation of the officer as a Participant.

3.2          End of Participation. A Participant shall cease to be a Participant and cease to be eligible for benefits under this Plan (a) following a CIC Qualifying Termination or an Involuntary Termination and upon the receipt of all payments and benefits to which such Participant was entitled under this Plan as a result of such CIC Qualifying Termination or Involuntary Termination, or (b) upon an earlier Separation from Service that is not a CIC Qualifying Termination or an Involuntary Termination. If a Participant enters into a separation agreement or employment agreement with the Company that designates a date prior to a Separation from Service on which the Participant’s participation in this Plan shall cease, the separation agreement or employment agreement shall control. Subject to any applicable separation or employment agreement, prior to a Participant’s Separation from Service, the Committee may in good faith determine that a Participant has ceased to be in the class of executives eligible for coverage under the Plan, in which case the Committee may terminate the Participant’s participation in the Plan effective upon written notification to the Participant of such determination. However, notwithstanding the foregoing, a Participant’s participation in the Plan may not be involuntarily terminated (except for Cause) (a) after a member of the Committee has actual knowledge that a third party has taken steps reasonably calculated to effectuate a Change in Control (including, but not limited to, the commencement of a tender offer for the voting stock of the Company or any of its affiliates or the circulation of a proxy to the shareholders of the Company or any of its affiliates) and until the Committee determines in good faith that such third party has fully abandoned or terminated its efforts to effectuate a Change in Control, or (b) within twenty-four (24) months after a Change in Control. With respect to (b), the foregoing 24-month period shall be extended by one (1) additional month if the thirty-day cure period in Section 2.19 is triggered in the twenty-third or twenty-fourth month following a Change in Control.

4.	Benefits.

4.1          CIC Qualifying Termination Severance Benefits. Upon a CIC Qualifying Termination, the Company shall pay or provide the Participant the following severance benefits, subject to the Participant’s execution and non-revocation of a Release as described in Section 4.5 of this Plan:

(a)           Cash Severance.

i.            An amount equal to two (2) times the Participant’s highest annual Base Salary earned at any time during the three (3) complete Fiscal Years immediately preceding the Participant’s Date of Termination or, if shorter, during the Participant’s entire period of employment with the Company and its Subsidiaries; plus

ii.           An amount equal to two (2) times the average of the Participant’s actual payment amounts under the Annual Incentive Plan for each of the two (2) completed Fiscal Years immediately preceding the Fiscal Year in which the Participant’s Date of Termination occurs.

Except as otherwise provided in Section 4.3 below, the Company shall pay the benefits described in this Section 4.1(a) to the Participant in a lump sum within fifteen (15) days following the date that the Release described in Section 4.5 below becomes effective and irrevocable pursuant to its terms; provided that in no event shall such amounts be paid later than March 15 of the year following the year during which the CIC Qualifying Termination occurs.

(b)           Health Benefits. If the Participant timely elects to receive continuation coverage under the Company medical plan, group dental plan, vision plan or any other successor group medical, dental or vision plan provided by the Company pursuant to Code section 4980B and ERISA sections 601—608 (collectively, “COBRA”), the Company will pay a subsidy toward the premium cost of continuation coverage for the Participant and/or any “qualified beneficiary” (as defined under COBRA) equal to the amount of the subsidy paid by the Company for group medical and dental coverage for the Participant and his or her dependents immediately before the Participant’s Date of Termination. Such subsidy will be applied to coverage commencing on the date of the “qualifying event” (as defined under COBRA) and continue through the end of the twelve (12) month period following the Participant’s Date of Termination or, if earlier, until the Participant and/or qualified beneficiary lose eligibility for continuation coverage. Any period of subsidized continuation coverage will not extend, but instead will be considered part of, the continuation coverage period to which the Participant and/or qualified beneficiary are entitled under COBRA and the terms of the Health Plans.

(c)           Outplacement Benefits. The Company shall reimburse the Participant for the reasonable expenses incurred by the Participant for outplacement including transitional office support (“Outplacement Reimbursements”). The maximum amount of reimbursement for any Participant shall not exceed $20,000. Expenses must be incurred within 24 months, and submitted for reimbursement within 36 months, after the Participant’s Date of Termination. Such payments shall be made as soon as reasonably practicable after the Participant has provided evidence that such expenses have been incurred, subject to Section 10.2 of this Plan.

(d)           Parachute Payments. In the event that it shall be determined that any payment or distribution to or for the benefit of the Participant under this Plan or under any other plan, contract or agreement of the Company or any affiliate would, but for the effect of this Section 4.3, be subject to the Excise Tax, then, at the election of the Participant, in the event that the after-tax value of all Payments (as defined below) to the Participant (such after-tax value to reflect the deduction of the Excise Tax and all income or other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Participant of the Safe Harbor Amount (as defined below), (1) the cash portions of the Payments payable to the Participant under this Plan shall be reduced, in the order in which they are due to be paid, until the Parachute Value (as defined below) of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, and (2) if the reduction of the cash portions of the Payments, payable under this Plan, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to the Participant under any other plans shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, and (3) if the reduction of all cash portions of the Payments, payable pursuant to this Plan and otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount. As used herein, (x) “Payment” shall mean any payment or distribution in the nature of compensation (constituting a parachute payment within the meaning of Code section 280G(b)(2)) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise, (y) “Safe Harbor Amount” shall mean 2.99 times the Participant’s “base amount,” within the meaning of Code section 280G(b)(3), and (z) “Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control (for purposes of Code section 280G) of the portion of such Payment that constitutes a “parachute payment” under Code section 280G(b)(2) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. All calculations under this section shall be made reasonably by the Company and the Company’s outside auditor or other consultant selected by the Company at the Company’s expense. Any reductions of Payments required under this Section 4.3 shall be made in a manner that complies with Code section 409A.

4.2            Involuntary Termination Severance Benefits. Upon an Involuntary Termination, the Company shall pay or provide the Participant the following severance benefits, subject to the Participant’s execution and non-revocation of a Release as described in Section 4.5 of this Plan:

(a)            Cash Severance.

i.            An amount equal to one (1) times the Participant’s highest annual Base Salary earned at any time during the three (3) complete Fiscal Years immediately preceding the Participant’s Separation from Service or, if shorter, during the Participant’s entire period of employment with the Company and its Subsidiaries; plus

ii.           An amount equal to one (1) times the average of the Participant’s actual payment amounts under the Annual Incentive Plan for each of the two (2) completed Fiscal Years immediately preceding the Fiscal Year in which the Participant’s Separation from Service occurs.

Except as otherwise provided in Section 4.3 below, the Company shall pay the benefits described in this Section 4.2(a) to the Participant in a lump sum within fifteen (15) days following the date that the Release described in Section 4.5 below becomes effective and irrevocable pursuant to its terms; provided that in no event shall such amounts be paid later than March 15 of the year following the year during which the Involuntary Termination occurs.

4.3          Time and Form of Payment. Notwithstanding the foregoing, if the Participant is a Specified Employee as of the date of his Separation from Service, no amounts or benefits payable under this Section 4 shall be paid before the first day of the seventh (7th) month following the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Code section 409A and such payment delay is required to comply with the requirements of Code section 409A. Any severance compensation payment delayed by reason of the prior sentence shall be paid out or provided in a single lump sum on the first day following the end of such required deferral period in order to catch up to the original payment schedule. Such lump sum payment shall include interest over the required deferral period, calculated at the three (3)-month Treasury Bill spot rate, determined as of the Participant’s Separation from Service.

4.4          Incentive Compensation Plans. Any award granted to a Participant under any cash or equity incentive compensation plan shall be governed by the provisions of those plans.

4.5          Release. A Participant’s receipt of payments and benefits under this Section 4 will be conditioned on the Participant’s execution of a Release of claims in the form used by the Company immediately prior to the Date of Termination (a “Release”), which re-affirms Participant’s obligations to observe the terms of the restrictive covenants set forth under Section 9 below, and which shall be provided to the Participant no later than five (5) days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the fifty-eighth (58th) day following the Date of Termination.

5.	Termination for Cause.

Nothing in this Plan shall be construed to prevent the Company or its Subsidiaries from terminating a Participant’s employment for any reason or for no reason. However, if the Company or a Subsidiary (including any successor to the Company or a Subsidiary) wishes to terminate a Participant’s employment for Cause after a Change in Control, the Company (or any successor to the Company) must give the Participant a written notice (“Notice of Termination”) that identifies the specific clause in the definition of Cause on which the termination is based and provides a reasonably detailed description of the facts that permit termination under that clause. If the Company (or any successor to the Company) terminates a Participant’s employment without providing a Notice of Termination, the termination shall be deemed to be a termination without Cause. If the Company or a Subsidiary terminates a Participant for Cause, the Participant shall not be entitled to the benefits described in Section 4.

6.	Other Benefits.

Neither the provisions of this Plan nor the benefits provided hereunder shall reduce any amounts otherwise payable to the Participant under any other benefit, incentive, retirement, or equity compensation plan, or any employment agreement, or other plan or arrangement of the Company or its Subsidiaries, with the exception that a Participant shall not receive payments under any other group severance plan or program sponsored by the Company or its Subsidiaries if receiving a payment under this Executive Change-in-Control Retention Plan.

Notwithstanding the foregoing, except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other benefit, incentive, retirement, or equity compensation plan, or any employment agreement, or other plan or arrangement of the Company or its Subsidiaries or under any statute, rule or regulation. In the event a Participant is covered by any other benefit, incentive, retirement, or equity compensation plan, or any employment agreement, or other plan or arrangement of the Company or its Subsidiaries, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Plan, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under this Plan or under the other plan, program, policy, employment agreement or other arrangement. In the event a Participant is covered by any pre-existing employment agreement or other arrangement of the Company or its Subsidiaries in effect as of the effective date of this Plan, that provides for severance payments that differ in timing or form of payment from those the Participant would otherwise be entitled to under this Plan, the severance payments provided to such Participant pursuant to this Plan will be reformed if and to the extent necessary to comply with Code section 409A.

7.	Benefits in the Event of Death.

In the event of the death of the Participant after becoming entitled to benefits under this Plan, any benefits that would have been paid to the Participant shall be paid to the Participant’s designated beneficiary(ies). A Participant may make or change such designation at any time. In the event of the death of a Participant prior to becoming entitled to benefits under this Plan, no benefits shall be paid to the Participant’s beneficiary(ies), estate, or any other person on behalf of the Participant.

8.	Tax Withholding, No Gross-ups.

The payment of any amount under this Plan shall be subject to such income tax, employment tax and other withholding as the Company determines is required under applicable law. The Participant is responsible for all taxes that may become payable in connection with Plan participation. No supplemental “gross up” payments shall be made under this Plan, other than such reimbursements as may be described herein, with the intent of relieving a Participant from any taxes applicable to Plan benefits.

9.	Restrictive Covenants.

In consideration of the benefits of participation in this Plan, the Participant agrees that, while the Participant is employed by the Company or a Subsidiary and for twelve (12) months following the Participant’s Date of Termination, the Participant shall be bound by the restrictions in this Section 9.

9.1            Nondisclosure. Unless required or otherwise permitted by law, the Participant shall not disclose to others or use for the benefit of any person or entity other than the Company and its Subsidiaries any Confidential Information or any summary or derivative of that information.

9.2            Nondisparagement. The Participant shall not publicly denigrate or in any manner undertake to publicly discredit the Company or its Subsidiaries or any person or operation associated with the Company or its Subsidiaries.

9.3            Noncompetition. The Participant shall not, either directly or indirectly, engage in or invest in, own, manage, operate, finance, control, be employed by, work as a consultant or contractor for, or otherwise be associated with any Financial Institution doing business within the markets of the Company; provided, however, that the Participant may purchase or otherwise acquire up to one percent (1%) of any class of securities of any such Financial Institution (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under section 12(g) of the Exchange Act. The term “Financial Institution” means any commercial bank, savings institution, securities brokerage, mortgage company, insurance broker or other company or organization that competes with the Company or any of its Subsidiaries.

9.4            Nonsolicitation of Business. The Participant shall not solicit business of the same or similar type being carried on by the Company or its Subsidiaries from any company, person, or entity known by the Participant to be a customer of the Company or its Subsidiaries, whether or not the Participant had personal contact with such company, person or entity by reason of the Participant’s employment with the Company or a Subsidiary.

9.5            Nonsolicitation of Employees. The Participant shall not, whether for the Participant’s own account or the account of any other person, solicit (other than general, non-targeted solicitation), employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Company or its Subsidiaries or in any manner induce or attempt to induce any employee of the Company or its Subsidiaries to terminate his or her employment.

10.	Administration.

10.1         Administrative Authority. The Committee shall have the responsibility and authority to administer the Plan. The Committee shall administer the Plan in accordance with the Committee’s charter and the governance rules and procedures applicable to the Committee. The Committee shall have plenary authority, in its complete and sole discretion, to: (a) construe and interpret the Plan and its terms and resolve any ambiguities herein; (b) determine the amount and recipient of any payment hereunder; (c) prescribe, amend, and rescind rules and regulations with respect to Plan administration or interpretation; (d) make all other determinations and do all other things necessary or appropriate for the administration of the Plan; and (e) have all other powers granted to it in other sections of this Plan or as otherwise necessary or appropriate to carry out its responsibilities hereunder. The CEO may exercise all of the power and authorities of the Committee with respect to the administration of the Plan as set forth herein, including, but not limited to, the authority to identify Participants in the Plan, but excluding any power or authority relating to the CEO’s participation in the Plan. The finding, decision, determination or action of the Committee or CEO with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon any and all persons having any interest in the Plan, subject only to the Plan’s claims rules. No findings, decisions or determinations of any kind made by the Committee or CEO shall be disturbed by a court of law or otherwise unless there is a judicial finding that the Committee or CEO has acted in an arbitrary and capricious manner.

10.2          Code section 409A Compliance. The Company intends the Plan to meet the requirements of Code section 409A (including exemptions thereto), the regulations promulgated thereunder and any additional regulatory guidance provided thereunder by the Treasury Department, and the Committee shall interpret and construe the terms of this Plan in a manner consistent with such intent. Notwithstanding anything in the Plan to the contrary, any Plan provision that does not meet the requirements of Code section 409A or applicable regulatory guidance thereunder shall be reformed so as to satisfy such requirements if such reformation may be accomplished without substantially adversely affecting a Participant’s benefits, and if in the good faith determination of the Committee such result cannot be achieved, shall be treated as void. Moreover, for purposes of applying the provisions of Code section 409A to this Plan, each separately identified amount to which a Participant is entitled under this Plan shall be treated as a separate payment.

In addition, to the extent permissible under Code section 409A, any series of installment payments under this Plan shall be treated as a right to a series of separate payments. To the extent that any expense reimbursements or the provision of any in-kind benefits under the Plan are determined to be subject to Code section 409A (including any exemptions thereto), the amount of any such expenses eligible for reimbursement or the provision of any in-kind benefit in one Fiscal Year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other Fiscal Year (except for any aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the Fiscal Year following the Fiscal Year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Finally, and notwithstanding anything in the Plan to the contrary, any Plan provision that does not meet the requirements of any future federal or state statute or applicable regulatory guidance thereunder shall be reformed so as to satisfy such requirements if such reformation may be accomplished without substantially adversely affecting a Participant’s benefits, and if in the good faith determination of the Committee such result cannot be achieved, shall be treated as void.

11.	Claims Procedures.

Any individual (a “Claimant”) who has not received benefits under the Plan that he or she believes should be paid may make a claim for such benefits as follows:

11.1          Written Claim. The Claimant shall initiate a claim by submitting to the Company a written claim for the benefits.

11.2          Timing of Company Response. The Committee shall respond to the Claimant within ninety (90) days after receiving the claim. If the Committee determines that special circumstances require additional time for processing the claim, the Committee may extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.

11.3            Notice of Decision. If the Committee denies part or all of the claim, the Committee shall notify the Claimant in writing of such denial. The Committee shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of the Plan on which the denial is based; (c) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (d) an explanation of the Plan’s review procedures and the time limits applicable to such procedures; and (e) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

11.4            Review Procedure. If the Committee denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Committee of the denial. To initiate the review, the Claimant, within sixty (60) days after receiving the Committee’s notice of denial, must file with the Committee a written request for review. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Committee shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits. In considering the claim on review, the Committee shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

11.5            Committee Response. The Committee shall respond in writing to the Claimant within sixty (60) days after receiving the request for review. If the Committee determines that special circumstances require additional time for processing the claim, the Committee may extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision. The Committee shall notify the Claimant in writing of its decision on review. The Committee shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of the Plan on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA after exhausting all administrative claims and review procedures in this Section 11.

12.	Amendment or Termination.

The Committee may amend or terminate the Plan at any time and in any manner without the consent of any Participant or other affected individual. Notwithstanding the foregoing, the Plan may not be terminated or amended in any manner that adversely affects the benefits payable (or to be paid) to a Participant (i) if the Participant’s Date of Termination precedes the date on which the amendment or termination was adopted or became effective (except as otherwise provided in Section 10.2) or (ii) for a period of two (2) years following a Change in Control without the written consent of the affected Employee (except as otherwise provided in Section 10.2). In the event that any member of the Committee has actual knowledge that a third party has taken steps reasonably calculated to effectuate a Change in Control (including, but not limited to, the commencement of a tender offer for the voting stock of the Company or any of its affiliates or the circulation of a proxy to the shareholders of the Company of any of its affiliates), then this Plan and its terms shall remain irrevocably in effect, without amendment, until the Committee determines in good faith that such third party has fully abandoned or terminated its effort to effectuate a Change in Control.

13.	Successors.

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect), by purchase, merger, consolidation or otherwise, to the same extent and in the same manner as would the Company be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or operation of law be bound by this Plan, the Company or an affiliate thereof shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan to the same extent and in the same manner as would the Company be required to perform if no such succession had taken place.

14.	Third Party Beneficiaries.

This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, and assigns.

15.	Indemnification.

In addition to such other rights of indemnification as they may have as members of the Board, the Company shall indemnify the members of the Board and the Committee as well as the CEO against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action or failure to act under or in connection with the Plan, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Company.

16.	Incapacity.

If the Committee finds that any person to whom a benefit is payable under this Plan is legally, physically, or mentally incapable of personally receiving and receipting for such payment, the Committee may direct that such benefit be paid to any person, persons, or institutions who have custody of such person, or are providing necessities of life (including, without limitation, food, shelter, clothing, medical, or custodial care) to such person, to the extent deemed appropriate by the Committee. Any such payment shall constitute a full discharge of the liability of the Company to the extent thereof.

17.	Funding.

The amounts payable under this Plan shall be paid in cash from the general assets of the Company, and a Participant shall have no right, title, or interest in or to investments, if any, which the Company may make to aid it in meeting its obligations under this Plan. Title to and beneficial ownership of any such investments shall at all times remain in the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind. To the extent that any person acquires a right to receive a payment under this Plan, such right shall be no greater than the right of an unsecured creditor.

18.	FDIC Limitations.

If any payment or benefit under this Plan would otherwise be a golden parachute payment within the meaning of section 18(k) of the Federal Deposit Insurance Act (a “Golden Parachute Payment”) that is prohibited by applicable law, then the payments and benefits will be reduced to the greatest amount that can be paid to the Participant without there being a prohibited Golden Parachute Payment. To the extent reasonably practicable, the Company shall seek the approval of the Federal Deposit Insurance Corporation (the “FDIC”), the State of Hawaii Department of Commerce and Consumer Affairs—Division of Financial Institutions and any other bank regulatory body, as necessary, to make any payment to the Participant that would otherwise constitute a Golden Parachute Payment.

19.	Nonassignment.

The interests of a Participant hereunder may not be sold, transferred, assigned, pledged, or hypothecated. No Participant may borrow against his/her interest in the Plan.

20.	Enforceability and Controlling Law.

If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue in full force and effect. Except to the extent preempted by ERISA, the provisions of this Plan shall be construed, administered, and enforced according to the laws of the State of Hawaii without giving effect to the conflict of laws principles.